                      AMENDED AND RESTATED CREDIT AGREEMENT

            THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of February 27, 1998, by and between NATROL, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

            This Agreement is entered into with reference to the following facts:

      A. Borrower and Bank previously executed and entered into a Credit Agreement dated as of December 16, 1996 (as heretofore amended, the "Original Credit Agreement").

      B. Pursuant to the Original Credit Agreement, Borrower executed and delivered to the order of Bank (i) that certain Revolving Line of Credit Note dated December 16, 1996, in the original principal amount of up to $2,500,000.00 (the "Prior Line of Credit Note"), (ii) that certain Term Commitment Note A dated December 16, 1996, in the original principal amount of up to $2,500,000.00 ("Term Commitment Note A") and (iii) that certain Term Commitment Note B dated December 16, 1996, in the original principal amount of up to $1,500,000.00 ("Term Commitment Note B" and, together with Term Commitment Note A, the "Prior Term Commitment Notes").

      C. In addition to the Prior Line of Credit Note and the Prior Commitment Notes, Borrower previously executed and delivered to the order of Bank (i) that certain Term Note dated June 1, 1996 in the original principal amount of $550,000.00 (the "$550K Term Note") and (ii) that certain Term Note dated October 3, 1995 in the original principal amount of $200,000.00 (the "$200K Note").

      D. In connection with the credit accommodations made by Bank pursuant to the Original Credit Agreement and the Prior Line of Credit Note, Prior Term Commitment Notes, $550K Note and $200K Note, Borrower has executed and delivered to Bank from time to time various other documents relating to its credit relationships with Bank, including without limitation security agreements, financing statements, letter of credit agreements and the like. Such documents, together with the Original Credit Agreement and the various notes described above, are collectively referred to herein as the "Original Loan Documents."

      E. Borrower desires to acquire certain assets (the "Pure-Gar Assets") of Pure-Gar, L.P., a Delaware limited partnership ("Pure-Gar."). In connection with such asset purchase transaction, Borrower, as "Buyer," Pure-Gar, as "Seller," and BVP, Inc., a Delaware corporation, and Basic Vegetable Products, L.P., a Delaware limited partnership, as the general partner and limited partner of Pure-Gar, respectively, have executed and entered into an Asset Purchase Agreement dated as of February 27, 1998 (the "Asset Purchase Agreement").

      F. To facilitate Borrower's purchase of the Pure-Gar Assets, Borrower has requested a restructuring of the indebtedness evidenced by the Original Loan Documents, as well as additional financing for such asset purchase.

      G. This Agreement is intended by Borrower and Bank as an amendment and restatement of the Original Credit Agreement as of the "Closing Date" (as defined below). Amounts outstanding and committed under the Original Credit Agreement and evidenced by the Prior Line of Credit Note, the Prior Term Commitment Notes, the $550K Term Note and the $200K Term Note shall, upon the effectiveness of this Agreement, be deemed outstanding and committed hereunder, and evidenced by the "Line of Credit Note" (as defined below) and the "$9MM Term Note" (as defined below), as applicable, subject, however, to all terms and conditions hereunder and under the other "Loan Documents" (as defined below).

                                    ARTICLE I
                                   THE CREDITS

      SECTION 1.1. LINE OF CREDIT.

            (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including April 30, 2001, not to exceed at any time the aggregate principal amount of Eight Million Dollars ($8,000,000.00) ("Line of Credit"), the proceeds of which shall be used (i) to assist in the acquisition of the Pure-Gar Assets and (ii) for other working capital purposes not otherwise prohibited by this Agreement. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference. The Line of Credit Note replaces and supersedes in its entirety (without novation, however) the Prior Line of Credit Note.

            (b) Sight Commercial and Standby Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue sight commercial and standby letters of credit for the account of Borrower to finance working capital requirements (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000.00). Each Letter of Credit shall be issued for a term not to exceed ninety (90) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than ninety (90) days beyond the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft. As of the Closing Date, there are no Letters of Credit outstanding.

      Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

      SECTION 1.2. $9MM TERM LOAN.

            (a) $9MM Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Nine Million Dollars ($9,000,000.00) ("$9MM Term Loan"), the proceeds of which shall be used by Borrower (i) to refinance the Prior Term Commitment Notes, $550K Term Note and $200K Term Note (collectively, the "Prior Term Notes") and (ii) to assist in the acquisition of the Pure-Gar Assets. Borrower's obligation to repay the $9MM Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit B attached hereto ("$9MM Term Note"), all terms of which are incorporated herein by this reference. The $9MM Term Note consolidates, replaces and supersedes in their entirety (without novation, however) the Prior Term Notes.

            (b) Repayment. The principal amount of the $9MM Term Loan shall be repaid in accordance with the provisions of the $9MM Term Note.

            (c) Prepayment. Borrower may prepay principal on the $9MM Term Loan solely in accordance with the provisions of the $9MM Term Note.

      SECTION 1.3. INTEREST/FEES.

            (a) Interest. The outstanding principal balances of the Line of Credit and the $9MM Term Loan shall bear interest at the rates of interest set forth in the Line of Credit Note and the $9MM Term Note (collectively, the "Notes"), respectively.

            (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Notes.

            (c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit and the $9MM Term Loan equal to Twenty Thousand Dollars ($20,000.00) which fee shall be due and payable in full upon the Closing Date.

            (d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-quarter of one percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a calendar quarter basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.

            (e) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

      SECTION 1.4. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under any of the Loan Documents by charging Borrower's demand deposit account number 4600-593230 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

      SECTION 1.5. COLLATERAL.

      As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority (except for liens permitted hereunder) in all Borrower's accounts, accounts receivable, rights to payment, general intangibles, investment property, chattel paper, deposit accounts, instruments (including without limitation the Pure- Gar Assets), documents, inventory, equipment, fixtures, trade fixtures and all products and proceeds of the foregoing.

      In addition to the foregoing, as security for all indebtedness of Borrower to Bank subject hereto, Borrower shall cause each present and future "Subsidiary" (as defined below) to grant to Bank security interests of first priority (except for liens permitted hereunder) in all of such Subsidiary's accounts, accounts receivable, rights to payment, general intangibles, investment property, chattel paper, deposit accounts, instruments, documents, inventory, equipment and all products and proceeds of the foregoing.

      All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of audits.

      SECTION 1.6. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed by each Subsidiary of Borrower, in principal amounts as may be required by Bank, as evidenced by and subject to the terms of guaranties (each, a "Guaranty") in form and substance satisfactory to Bank.

      SECTION 1.7. MANDATORY PREPAYMENTS. Not less than 150 days following the fiscal year end of the Borrower, Borrower shall pay to the Bank, for the purpose of reducing the outstanding principal amount of the loans hereunder, an amount equal to twenty-five percent (25%) of the annual Excess Cash Flow. "Excess Cash Flow" is defined as net income after tax, plus depreciation expense and amortization expense, minus any unfinanced portion of capital expenditures, scheduled principal debt payments and scheduled capital lease payments. Payments made to the Bank pursuant to this Section shall be applied first to payments due under the $9MM Term Loan, in inverse order of maturity, second to accrued but unpaid interest on the Line of Credit and third to the outstanding principal balance on the Line of Credit; provided, that any such prepayments to be applied in respect of amounts due and owing under the Notes which bear interest in relation to LIBOR, shall be held by the Bank and applied at the end of the applicable Fixed Rate Term (as defined in the Notes).

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

      Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

      SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would be reasonably likely to have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower or on Borrower's ability to perform its obligations under the Loan Documents (any such effect being referred to herein as a Material Adverse Effect). Set forth on Schedule
2.1 attached hereto, is a complete and accurate list of all the Subsidiaries of Borrower as of the date of this Agreement, together with the ownership interest of Borrower in each such Subsidiary as of the date of this Agreement. Each such Subsidiary is duly organized and existing and in good standing under the laws of the state of its formation (as set forth on Schedule 2.1), and is qualified or licensed to do business, and is in good standing as a foreign entity, if applicable, in all jurisdictions in which the failure to so qualify or to be so licensed would be reasonably likely to have a Material Adverse Effect on such Subsidiary. For purposes of this Agreement, "Subsidiary" shall mean, as of any date of determination and with respect to Borrower, any corporation, partnership or limited liability company (whether or not, in any such case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of a happening of a contingency) are at the time beneficially owned by Borrower and/or one or more Subsidiaries of Borrower, or (b) in the case of a partnership or limited liability company, of which a majority of the partnership or other ownership interests are at the time beneficially owned by Borrower and/or one or more Subsidiaries of Borrower.

      SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Notes, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

      SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound, except as would not be reasonably likely to have a Material Adverse Effect. The execution, delivery and performance by each other party (including, without limitation, the Subsidiaries) of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of any formation document of any such party, or result in a breach of or constitute a default under any contract, obligation, indenture, or other instrument to which any such party is a party or by which any party may be bound except as would not be reasonably likely to have a Material Adverse Effect.

      SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would be reasonably likely to have a Material Adverse Effect on the Borrower or any Subsidiary other than those disclosed by Borrower to Bank in writing prior to the date hereof.

      SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated December 31, 1997, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower prior to its acquisition of the Pure-Gar Assets, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower or any of the Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted hereunder.

      SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Subsidiary's income tax payable with respect to any year.

      SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound that requires the subordination in right of payment of any of Borrower's or any Subsidiary's obligations subject to this Agreement to any other obligation of Borrower or any such Subsidiary.

      SECTION 2.8. PERMITS, FRANCHISES. Borrower and the Subsidiaries possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable them to conduct the businesses in which they are now engaged in compliance with applicable law.

      SECTION 2.9. ERISA. Borrower and the Subsidiaries are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither Borrower nor any Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower and the Subsidiaries (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and the Subsidiaries have met their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

      SECTION 2.10 OTHER OBLIGATIONS. Other than as would not be reasonably likely to have a Material Adverse Effect on the Borrower or any Subsidiary, neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

      SECTION 2.11 ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and the Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's or any such Subsidiary's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any of the Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any of the Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                   ARTICLE III
                                   CONDITIONS

      SECTION 3.1.CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to make any loans or extend any credit hereunder is subject to the fulfillment to Bank's satisfaction of all of the following conditions (the date upon which all such conditions are satisfied or waived in writing by the Bank being referred to herein as the "Closing Date"):

            (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

            (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

                        (i) This Agreement and the Notes.

                        (ii) A General Pledge Agreement from Borrower together
            with the Collateral (as defined therein) accompanied by appropriate stock powers and note endorsements executed in blank;

                        (iii) Trademark Collateral Assignment Agreements from
            Borrower and each currently existing Subsidiary.

                        (iv) Third Party Security Agreements covering Rights to
            Payment, Inventory, Equipment and Fixtures from each currently existing Subsidiary.

                        (v) Financing statements (Form UCC-1) or amendments to
            financing statements from Borrower and each currently existing Subsidiary as Bank may request.

                        (vi) A Guaranty from each currently existing Subsidiary.

                        (vii) A favorable written legal opinion of Goodwin,
            Procter & Hoar LLP, counsel to Borrower and the Subsidiaries, together with copies of all factual certificates and legal opinions upon which its counsel has relied.

                        (viii) With respect to each of Borrower and the
            Subsidiaries, such documentation as Bank may reasonably require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each responsible official thereof authorized to act on its behalf, including, without limitation, copies of its certificates or articles of incorporation and amendments thereto certified by the applicable Secretary of State (or equivalent government official), bylaws and amendments thereto certified by a responsible official of such party, certificates of good standing and/or qualifications to engage in business, certified copies of corporate resolutions, incumbency certificates, certificates of responsible officials and the like.

                        (ix) Such other documents as Bank may require under any
            other Section of this Agreement.

            (c)   Pure-Gar Asset Acquisition.

                        (i) Borrower shall have delivered to Bank a
            fully-executed copy of the Asset Purchase Agreement, together with all schedules, exhibits, amendments and modifications thereto and all material agreements, instruments and other documents relating to the Asset Purchase Agreement (collectively, together with the Asset Purchase Agreement, the "Acquisition Documents").

                        (ii) The transactions described in the Acquisition
            Documents shall be in a position to close and become effective concurrently with the Closing Date, without waiver of any provisions of the Acquisition Documents, except with the approval (exercised reasonably) of Bank.

            (d) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the consolidated financial condition or business of Borrower and the Subsidiaries, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any of its Subsidiaries.

            (e) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks (including, without limitation, those described in Section 4.5 hereof) and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

      SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

            (a) Compliance. Except for representations and warranties which expressly relate to a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement, the representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

            (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS

      Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

      SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

      SECTION 4.2. ACCOUNTING RECORDS. Maintain, and cause each of the Subsidiaries to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable notice (provided, that such notice shall not be required during the continuation of an Event of Default), to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and the Subsidiaries.

      SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

            (a) Not later than 120 days after and as of the end of each fiscal year, (i) a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the consolidated statements of income and cash flows, in each case of Borrower and its Subsidiaries for such fiscal year, and
(ii) consolidating balance sheets and statements of income and cash flows, in each case as at the end of and for the fiscal year, all in reasonable detail. Such consolidated balance sheet and consolidated statements shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to Bank, which report shall be prepared in accordance with generally acceptable auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception which are materially adverse to the interests of Bank;

            (b) Not later than 45 days after and as of the end of each fiscal quarter, consolidated and consolidating financial statements of Borrower and its Subsidiaries, prepared by Borrower or a certified public accountant reasonably acceptable to Bank, in accordance with generally accepting accounting principles consistently applied and otherwise consistent with Borrower's prior practices, to include balance sheets and statements of income and cash flows;

            (c) As soon as practicable and in any event within sixty days after the last day of each fiscal year of Borrower, a plan and financial forecast for Borrower's next succeeding two (2) fiscal years, including without limitation
(i) forecasted balance sheets and statements of income and cash flows for each such fiscal year and (ii) forecasted balance sheets and statements of income and cash flows for each fiscal month of each such fiscal year it being understood that the projections provided pursuant to this Section 4.3(c) are estimates and not guarantees of actual results;

            (d) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate in all material respects and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

            (e) from time to time such other information as Bank may reasonably request.

      SECTION 4.4. COMPLIANCE. Except as would not be reasonably likely to have a Material Adverse Effect, preserve and maintain, and cause each of the Subsidiaries to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of their respective businesses; and comply with the provisions of all documents pursuant to which Borrower or any Subsidiary is organized and/or which govern Borrower's or such Subsidiary's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

      SECTION 4.5. INSURANCE. Maintain and keep in force, and cause each of the Subsidiaries to maintain and keep in force, insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower or such Subsidiary, including but not limited to products liability (in an amount not less than $15,000,000), fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

      SECTION 4.6. FACILITIES. Keep, and cause each of the Subsidiaries to keep, all properties useful or necessary to Borrower's or such Subsidiary's business in generally good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

      SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge, and cause each of the Subsidiaries to pay and discharge, when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or any such Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or any such Subsidiary has made provision for eventual payment thereof in the event Borrower or any such Subsidiary is obligated to make such payment.

      SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower or any Subsidiary with a claim in excess of $50,000.

      SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's consolidated financial statements for the period ending December 31, 1997:

            (a) Tangible Net Worth (i) as of the Closing Date, not less than $1,600,000 and (ii) subsequent to the Closing Date, not less than $1,600,000.00 plus an amount equal to one hundred percent (100%) of Borrower's consolidated net income (after taxes and dividends) earned in each fiscal quarter ending after December 31, 1997 (with no deduction for a net loss in any such fiscal quarter), with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets of Borrower and its Subsidiaries.

            (b) Free Cashflow Coverage Ratio not less than (i) 2.50 to 1.00 as of the end of each fiscal quarter ending on or prior to December 30, 1999 and
(ii) 3.00:1.00 as of the end of each fiscal quarter thereafter, with "Free Cashflow" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, minus, to the extent not subtracted for purposes of determining net income, (i) capital expenditures (excluding the purchase of the Pure-Gar Assets in 1998),
(ii) dividends paid and (iii) and non-cash or extraordinary income statement items) and with "Free Cashflow Coverage Ratio" defined as Free Cashflow for the four fiscal quarter period ending as of the date of determination (the "Test Period") divided by the aggregate of total interest expense paid during the Test Period plus the current maturity of long-term debt and the current maturity of subordinated debt paid during the Test Period.

            (c) Annualized Funded Debt Ratio not at any time (i) greater than
2.00 to 1.00 from and after the Closing Date to and including December 30, 1999 and (ii) greater than 1.00 to 1.00 as of December 31, 1999 and any date thereafter, with "Annualized Funded Debt Ratio" calculated as of the end of each fiscal quarter and defined as the ratio of "Funded Debt" (as defined below) as of such determination date, divided by EBITDA (as defined below) for the Test Period ending as of such date. For purposes hereof, "Funded Debt" shall mean, as of any date of determination, (i) all obligations of Borrower and the Subsidiaries for borrowed money or for the deferred purchase price of property or services and all obligations of Borrower and the Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (ii) all obligations of Borrower and its Subsidiaries under any conditional sale or other title retention agreement relating to property purchased by Borrower or any Subsidiary, (iii) all indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on any property owned by Borrower or any Subsidiary, whether or not such indebtedness has been assumed by Borrower or such Subsidiary or is limited in recourse, (iv) all capital and synthetic lease obligations of Borrower and the Subsidiaries, (v) all obligations of Borrower and the Subsidiaries under letters of credit issued for the account of Borrower or any such Subsidiary, whether or not drawn, (vi) all obligations of Borrower and the Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to ensure a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, and (vii) all current or past due liabilities of Borrower and the Subsidiaries in respect of unfunded vested benefits under Plans covered by Title IV of ERISA; and "EBITDA" shall mean net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expanse.

      SECTION 4.10 LANDLORD'S WAIVERS. Use commercially reasonable efforts to deliver or cause to be delivered to Bank within sixty (60) days following the Closing Date (and from time to time thereafter with respect to future premises), a landlord waiver and consent substantially in the form of Exhibit C (each, a "Landlord's Waiver") from each owner/lessor of any premises not owned by Borrower or any Subsidiary at which collateral is now or hereafter located, for the purpose of perfecting Bank's security interests as first priority security interest in, and of providing access to, such collateral. In the event that, after using commercially reasonable efforts, Borrower is unable to provide Bank a Landlord's Waiver for any such location, Bank shall have the right, but not the obligation, at Borrower's cost and expense, to attempt to obtain such Landlord's Waiver from the applicable party and Borrower shall cooperate with Bank in connection with any such attempt to obtain a Landlord's Waiver.

      SECTION 4.11 NEW SUBSIDIARIES. Cause each entity that hereafter becomes a Subsidiary to execute and deliver to Bank a Guaranty, Third Party Security Agreement, Trademark Collateral Assignment Agreement and related financing statements (Form UCC-1) as may be required by Bank and deliver to Bank documents of the type described in Section 3.1(b)(x).

      SECTION 4.12 ADDITIONAL SECURITY DOCUMENTATION. Borrower shall cause such documents and instruments as may be requested by Bank from time to time to be executed and delivered and do such further acts and things as reasonably may be required in order for Bank to obtain a fully perfected lien on all collateral to be provided hereunder. Without in any way limiting the foregoing, Borrower shall pledge and deliver to Bank any and all future promissory notes executed by any Subsidiary to the order of Borrower and deliver the same to Bank, with an endorsement in blank, as pledged collateral.

      SECTION 4.13 NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $50,000.

                                    ARTICLE V
                               NEGATIVE COVENANTS

      Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower, without Bank's prior written consent, will not, and will not permit or cause any of the Subsidiaries to:

      SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

      SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets (a "Capital Expenditure") (other than Capital Expenditures made in connection with the purchase of the Pure-Gar Assets) in excess of an aggregate of $1,500,000 in any fiscal year; provided, that such amount for the fiscal year commencing January 1, 1999 and each subsequent fiscal year shall be adjusted upward as of the commencement of any such fiscal year by an amount equal to the amount, if any, by which $1,500,000 (without giving effect to any adjustment previously made in accordance with this proviso) exceeds Capital Expenditures permitted by this Section 5.2 actually made by Borrower and its Subsidiaries during the immediately preceding fiscal year.

      SECTION 5.3. LEASE EXPENDITURES. Permit rentals due under leases of real or personal property, other than capital lease obligations subject to Section
5.2 (collectively, "Lease Expenditures"), to exceed, in the aggregate, $250,000 in any fiscal year; provided, that such amount for the fiscal year commencing January 1, 1999 and each subsequent fiscal year shall be adjusted upward as of the commencement of any such fiscal year by an amount equal to the aggregate of all Lease Expenditures permitted by this Section 5.3 which are due and owing during such fiscal year as of such date.

      SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) indebtedness for personal property leases in accordance with the limitations, terms and conditions set forth in Section 5.3, (c) indebtedness secured by liens permitted under Section 5.8, (d) indebtedness in respect of final judgments for the payments of money not in excess of $100,000 in the aggregate at any one time outstanding (excluding same covered by insurance) which have been in force less than the applicable appeal period or sixty (60) days, whichever is sooner, provided that such indebtedness may remain outstanding beyond such time period if the Borrower shall in good faith be prosecuting an appeal or proceeding for review and in respect of which, a stay shall have been issued pending such appeal or review, and (d) any other liabilities of Borrower and the Subsidiaries existing as of, and disclosed to Bank prior to, the date hereof.

      SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity (other than the merger of any Subsidiary into and with Borrower, with Borrower as the surviving corporation); make any substantial change in the nature of Borrower's or any Subsidiary's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity (other than the purchase of the Pure-Gar Assets); nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or any Subsidiary's assets except in the ordinary course of its business.

      SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Subsidiary as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

      SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) loans or advances to Subsidiaries, or investments in Subsidiaries, made by Borrower in the normal course of business, provided that the aggregate amount of such loans, advances or investments do not exceed $500,000 at any time outstanding, (c) loans or advances made to employees of the Borrower or its Subsidiaries for travel expenses in the normal course of business, provided that the aggregate amount of such loans or advances does not exceed $250,000 at any time outstanding, and (d) loans to employees of the Borrower and its Subsidiaries with respect to the purchase of the capital stock of the Borrower or its Subsidiaries, provided that the aggregate amount of such loans or advances does not exceed $250,000 at any time outstanding.

      SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or any Subsidiary's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof or any of the following:

            (a) zoning restrictions, subleases, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from (i) the value of the property or assets of, or (ii) the use of such property for the purposes for which such property is held by, the Borrower or any of its Subsidiaries taken as a whole;

            (b) liens for taxes, assessments of governmental charges or levies the payment of which is not at the time required or which are being contested in good faith by appropriate proceedings provided adequate reserves are established and provided enforcement of such liens has been stayed;

            (c) liens of carriers, warehousemen, mechanics and materialmen and other similar inchoate liens incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings;

            (d) liens incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

            (e) liens securing permitted indebtedness outstanding on the date of this Agreement as described on Schedule 5.8;

            (f) any attachment or judgement lien, unless such attachment or judgment shall not, within sixty (60) days after the issue or entry thereof, have been released or discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty (60) days after the expiration of any such stay; and

            (g) liens securing indebtedness incurred solely for the purpose of acquiring personal property, other than inventory; provided, however, that no such purchase money security interest shall extend to any property other than the particular property so acquired and provided further that the amount of any such purchase money indebtedness shall not exceed $250,000, nor the fair value of such property at the time of acquisition, without the Bank's written consent.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

      SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

            (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

            (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

            (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

            (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any debt or other liability to any person or entity in excess of $250,000, including Bank.

            (e) The filing of a notice of judgment lien against Borrower or any Subsidiary; or the recording of any abstract of judgment against Borrower or any Subsidiary in any county in which Borrower or such Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary; or the entry of a judgment against Borrower or any Subsidiary which is not vacated or discharged within sixty (60) days.

            (f) Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect and any such petition or appointment shall remain unstayed or undischarged for a period of sixty (60) days; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary, or Borrower or any such Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any such Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors and any such proceeding shall remain undismissed or unstayed for a period of sixty (60) days.

            (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

            (h) The dissolution or liquidation of Borrower or any Subsidiary; or Borrower or any such Subsidiary, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Subsidiary.

            (i) Any change in ownership during the term of this Agreement which has the effect of reducing the combined equity ownership of The Balbert Family Trust, Dennis Jolicoeur, Advent VII L.P., Advent Atlantic and Pacific III L.P., Advent New York L.P. and TA Venture Investors L.P. or their affiliates below fifty percent (50%).

            (j) (i) The occurrence of an Event of Default under any document or instrument relating to any indebtedness of Borrower or any Subsidiary that is subordinated to the obligations of Borrower or such Subsidiary to Bank (any such indebtedness being referred to as "Subordinated Debt"), or the occurrence of any event which requires, or permits the holder of any such Subordinated Debt to require, the redemption or purchase of such Subordinated Debt, (ii) any determination is made by a court of competent jurisdiction that payment of principal or interest or both is due to the holder of any Subordinated Debt that would not be permitted by the terms of the subordination agreement entered into with Bank, or (iii) a final judgment is entered by a court of competent jurisdiction that any Subordinated Debt is not subordinated in accordance with its terms to the obligations of Borrower and the Subsidiaries to Bank, or any subordinated creditor purports to revoke, terminate or rescind any applicable subordination agreement.

      SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower;
(b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                   ARTICLE VII
                                  MISCELLANEOUS

      SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

      SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

      BORROWER:    NATROL, INC.
                   21411 Prairie Street
                   Chatsworth, California 91311
                   Attention: Chief Financial Officer
                   Telephone:  (818) 739-6000
                   Telecopier:  (818) 739-6001

      BANK:        WELLS FARGO BANK, NATIONAL ASSOCIATION
                   333 South Grand Avenue, 3rd Floor
                   Los Angeles, California   90071
                   Attention: Natrol Account Officer
                   Telephone: (213) 253-6208
                   Telecopier: (213) 687-3501

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

      SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents (which costs shall not exceed $5,000) and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

      SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Borrower or its business, any Subsidiary or the business of such Subsidiary, or any collateral required hereunder.

      SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

      SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

      SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

      SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

      SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

      SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      SECTION 7.11. INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless Bank and its directors, officers, agents, attorneys and employees (collectively, the "Indemnitees") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee if the claim, demand, action or cause of action arises out of or relates to the relationship between Borrower and Bank under any of the Loan Documents or the transactions contemplated thereby; (b) Any and all administrative or investigative proceedings by any governmental agency or authority arising out of or related to any claim, demand, action or cause of action described in clause (a) above; and (c) Any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own or its employees' or agents' gross negligence or willful misconduct. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, cause of action or administrative or investigative proceeding covered by this Section 7.11; provided that the Indemnitees as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, conflict on any significant issue between the positions of any two or more Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section 7.11 shall be and hereby is covered and secured by the Loan Documents and the collateral referred to in
Section 1.5 and shall survive the expiration or termination of this Agreement and the repayment of the Line of Credit and the payment and performance of all other obligations owed to Bank.

      SECTION 7.12. NONLIABILITY OF BANK. Borrower acknowledges and agrees that:

            (a) Any inspections of collateral made by Bank are for purposes of administration of the Line of Credit only and Borrower is not entitled to rely upon the same;

            (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Bank pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other document, Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Bank;

            (c) The relationship between Borrower and Bank in connection with this Agreement and the other Loan Documents is, and shall at all times remain, solely that of a borrower and lender; Bank shall not under any circumstance be construed to be a partner or joint venturer of Borrower; Bank shall not under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, or to owe any fiduciary duty to Borrower as a result of the transactions arising under this Agreement and the other Loan Documents; Bank does not undertake or assume any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with its property, any collateral held by Bank or the operations of Borrower; Borrower shall rely entirely upon its own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Bank in connection with such matters is solely for the protection of Bank and neither Borrower nor any other person or entity is entitled to rely thereon; and

            (d) Bank shall not be responsible or liable to any person or entity for any loss, damage, liability or claim of any kind relating to injury or death to persons or damage to property caused by the actions, inaction or negligence of Borrower and Borrower hereby indemnifies and holds Bank harmless from any such loss, damage, liability or claim; provided that the Bank shall not be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct.

      SECTION 7.13. FURTHER ASSURANCES. Borrower shall, at its expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring and confirming unto Bank of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document, or for assuring the validity, perfection, priority or enforceability of any lien or security interest under any Loan Document.

      SECTION 7.14. CREDIT AGREEMENT GOVERNS. In the event of any actual irreconcilable conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Bank in any other Loan Document shall not be deemed a conflict with this Agreement.

      SECTION 7.15. CONTINUED EFFECTIVENESS OF CERTAIN ORIGINAL LOAN DOCUMENTS. Each of the Original Loan Documents (other than the Original Credit Agreement, Prior Line of Credit Note, Prior Term Notes and any other Original Loan Document that has been (or will be) expressly superseded, replaced or otherwise restated by a "Loan Document" in connection herewith) shall continue in full force and effect and shall, as of the Closing Date, be deemed to be a "Loan Document" as such term is used and defined in this Agreement.

      SECTION 7.16. ARBITRATION.

            (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan

Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

            (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. section 91 or any similar applicable state law.

            (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

            (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

            (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

            (f) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said

Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

            (g) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

NATROL, INC., a Delaware corporation        WELLS FARGO BANK,
                                            NATIONAL ASSOCIATION


By /s/ Elliott Balbert                      By /s/ Dan Pallares
   --------------------------------            --------------------------------

Title   President                           Title   Vice President
       ----------------------------                ----------------------------

                                  SCHEDULE 2.1

                                  SUBSIDIARIES

                                                 State              Borrower's
Name                    Address                  Formation          Interest
----                    -------                  ---------          --------

Laci LeBeau, Inc.       21411 Prairie Street     Delaware           100%
                        Chatsworth, CA 91311

Natrol Products, Inc.   21411 Prairie Street     Delaware           100%
                        Chatsworth, CA 91311

            Upon consummation of the Pur-Gar acquisition, Borrower and its Subsidiaries will hold assets in the following locations:

1.    21411 Prairie Street
      Chatsworth, CA 91311

2     10029 South Tacoma Way, Suites E-5 and E-6
      Tacoma, WA 98499

3.    700 Airport Drive
      King City, CA 93930

4.    100 Don Bates Way
      East Ranch Warehouse
      King City, CA 93930

                                  SCHEDULE 5.8

                                 EXISTING LIENS

                                    None